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                                                                   EXHIBIT 3.7



                           CERTIFICATE OF DESIGNATION
                                       OF
                           OSICOM TECHNOLOGIES, INC.

         RESOLVED: That pursuant to the authority vested in the Board of Directors by Article 4 of the Amended and Restated Certificate of Incorporation of Osicom Technologies, Inc. (the "Corporation"), the Board of Directors hereby authorizes the issuance of One Million (l,000,000) shares of Series E Convertible Preferred Stock, par value $.01 per share, and hereby fixes the designations, powers, preferences, rights, qualifications, limitations and restrictions of such shares, in addition to any set forth in the Amended and Restated Certificate of Incorporation, as follows:

         l. Designation. The Series E Convertible Preferred Stock shall be designated the "Series E Convertible Preferred Stock."

         2. Dividends. The Series E convertible Preferred Stock will not bear any cumulative dividend. Dividends may be declared in the discretion of the Board of Directors but only to the extent dividends are declared on the Corporation's Common Stock.

         3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, the holders of Series E Convertible Preferred Stock shall be entitled to receive, subsequent to the liquidation preference of the Corporation's Series A, Series B, Series C and Series D Preferred Stock and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Common Stock or any other stock of the Corporation having rights or preferences as to assets junior to the rights or preferences of the Series E Convertible Preferred Stock ("Junior Stock") by reason of their ownership thereof, in cash an amount per share of Series E Convertible Preferred Stock equal to the amount per share at which such shares were issued (the "Issue Price"), plus the amount of all declared but unpaid dividends on such share (collectively, the "Liquidation Preference") (which amount shall be adjusted appropriately in the event the outstanding shares of Series E Convertible Preferred Stock shall be subdivided, combined or consolidated, by any capital reorganization, reclassification or otherwise into a greater or lesser number of shares of Series E Convertible Preferred Stock). The Corporation shall have the right to issue shares of Series E Convertible Preferred Stock at various Issue Prices from time to time, which Issue Price shall be noted on the certificate representing such shares. If upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution to the holders of the Series E Convertible Preferred Stock are insufficient to permit the
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payment to such holders of the full amount of the Liquidation Preference, then the assets and funds available for payment of the Liquidation Preference shall be distributed ratably amount the holders of the Series E Convertible Preferred Stock such that the Corporation pays to such holder the same percentage of each share's Liquidation Preference.

         For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, but not be limited to (i) the Corporation's sale of all or substantially all of its assets coupled with a distribution of any of the proceeds of such sale to any holders of Junior Stock, or (ii) the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary; provided, however, that a reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation.

         4. Voting. (a) Except as set forth in paragraph 4(b) below and except as otherwise required by law, the holders of the Series E Convertible Preferred Stock shall vote as if such stock were converted to Common Stock, with holders of the Series E Convertible Preferred Stock voting with the holders of Common Stock as a single class, and the holders of the Series E Convertible Preferred Stock shall be entitled to the number of votes equal to the largest integral number of shares of Common Stock into which such holder's shares of Series E Convertible Preferred Stock could be converted in accordance with Section 5 hereof, as of the record date, in the case of a meeting, or the effective date of any consent given in lieu of a meeting.

         (b) Approval by affirmative vote or written consent, or holders of at least a majority of the outstanding shares of Series E Convertible Preferred Stock shall be required for any amendment to the Certificate of Incorporation of the Corporation or to this Certificate of Designation if such amendment would alter the aggregate number of authorized shares, the par value, or the liquidation value of the Series E Convertible Preferred Stock, or would adversely affect the powers, preferences or rights of the outstanding shares of the Series E Convertible Preferred Stock.

         5. Conversion Rights. The Series E Convertible Preferred Stock shall be convertible into Common Stock as follows:

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          (a)    Conversion by Holders.  Subject to and upon compliance with the provisions of this paragraph 5, commencing one hundred eighty (180) days following the date of issuance of the Series E Convertible Preferred Stock (the "Issue Date"), the holders of the shares of the Series E Convertible Preferred Stock shall have the right, at such holder's option, to convert all or part of such holder's shares of Series E Convertible Preferred Stock into the number of shares of Common Stock determined as provided in paragraph 5(c) below upon the terms hereinafter set forth at any time such shares are outstanding.

          (b) Mandatory Conversion. Subject to and upon compliance with the provisions of this paragraph 5, the Series E Convertible Preferred Stock shall be converted into the number of shares of Common Stock determined as provided in paragraph 5(c) below upon the terms hereinafter set forth upon the earlier of: (i) ten (10) days after notification from the Corporation to the holders of the Series E Convertible Preferred Stock that, at any time after the first anniversary of the Issue Date, the closing price of the Corporation's Common Stock (as reported by Nasdaq or such Exchange on which the Common Stock is then traded) over ten (10) consecutive trading days exceeded three (3) times the Issue Price, or (ii) December 31, 2000.

          (c) Conversion Rate. The applicable rate of conversion pursuant to subparagraphs 5(a) and (b) shall be as follows. Each share of Series E Convertible Preferred Stock shall be converted into the number of shares of Common Stock determined by dividing the product of (x) One Thousand Dollars ($1,000.00) times the number of shares of Series E Convertible Preferred Stock being converted by (y) the Conversion Price. The initial "Conversion Price" for any shares of Series E Convertible Preferred Stock will be established upon issuance of such shares of Series E Convertible Preferred Stock and noted on the certificate representing such shares. Thereafter, the Conversion Price shall adjust on any applicable date to the lesser of (i) the initial Conversion Price or (ii) a price per share which shall equal the average of the closing price of the Corporation's Common Stock (as reported by Nasdaq or such Exchange on which the Common Stock is then traded) for the five (5) trading days preceding the date of such conversion; provided however, that the Conversion Price will in no event be less than $4.00.

          (d) Mechanics of Conversion. Any holder of Series E Convertible Preferred Stock shall be entitled to convert such Series E Convertible Preferred Stock into Common Stock, upon surrender of the stock certificate or certificates evidencing such Series E Convertible Preferred Stock therefore, duly endorsed with

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signature guaranteed, at the office of the Corporation or of the Transfer Agent for Series E Convertible Preferred Stock or Common Stock, accompanied by a written notice of such holder's election to convert the same and the number of shares of Series E Convertible Preferred Stock to be so converted. Upon receipt of such stock certificates and notice, the Corporation shall, as soon as practicably thereafter, issue and deliver at such office to such holder of series E Convertible Preferred Stock a stock certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 5(d). The Corporation may also, at its option, upon such conversion and the issue and delivery of such stock certificate or certificates representing Common Stock, pay in shares of common Stock (valued at the Common Stock's value as set forth in this paragraph 5) all accrued and unpaid dividends Computed to the effective date of conversion on the shares of Series E Convertible Preferred Stock so converted. Each conversion shall be deemed to have been made immediately prior to the close of business of the corporation on the date of the surrender to the Corporation of the shares of Series E Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (e) No Fractional Shares; Certificates as to Adjustments. (i) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Convertible Preferred Stock. If more than one share of Series E Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series E Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest.

                 (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series E Convertible Preferred Stock pursuant to this Section 5, this Corporation at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any

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holder of Series E Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series E Convertible Preferred Stock.

         (f) Restrictive Legend and Stop-Transfer Orders. The certificates evidencing the shares of Common Stock issued hereunder shall be endorsed on the face thereof with a legend restricting transfer in the absence of an effective Registration Statement filed pursuant to the Securities Act of 1933 or an available exemption from such registration. In addition, the Transfer Agent for the shares of Series E Convertible Preferred Stock shall be instructed to place stop-transfer orders against the further transfer of such shares in the absence of an effective Registration Statement filed pursuant to the Securities Act of 1933 or an opinion from counsel to the Corporation that there is an available exemption from such registration requirements.

         (g) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The conversion Price of the Series E Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                 (i) In the event the Corporation should at any time or from time to time after the Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record dated is fixed), the Conversion Price of the Series E Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

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                 (ii)     If the number of shares of Common Stock outstanding
at any time after the Issue Date is decreased by a combination of the outstanding shares of Common Stock,, then,, following the record date of such combination, the Conversion Price for the Series E Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

         (h) Other Distributions. in the event this Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents not referred to in subsection 5 (g) (i) , then, in each such case, the holders of the Series E Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series E
Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

         (i) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) , provision shall be made so that the holders of the Series E Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Convertible Preferred Stock, the number of shares of stock or other securities or property, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series E Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E Convertible Preferred stock) shall be applicable after that event as nearly equivalent as may be practicable,

         (j) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith

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assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights (as specified in this Section 5) of the holders of the Series E Convertible Preferred Stock against impairment.

         (k) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series E Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (l) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these articles.

         (m)     Notices.  Any notice required by the provisions of this
Section 5 to be given to the holders of shares of Series E Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this Corporation.

 6. Severability of provisions. If any right, preference or limitation of the Series E Convertible Preferred

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stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

        IN WITNESS WHEREOF, Osicom Technologies, Inc. has caused this Certificate of Designation to be duly executed in its corporate name by a duly authorized officer as of the 4th day of March, 1997.


                                        OSICOM TECHNOLOGIES, INC.

                                        By: /s/ PAR CHADHA
                                            ------------------------------
                                            PAR CHADHA,
                                            Chief Executive Officer






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